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                                                                    Exhibit 99.1

FINAL

Contacts at CSC:                  FOR IMMEDIATE RELEASE
                                  Moved on PR Newswire
   Mike Dickerson                 April 25, 2007
   Director, Media Relations
   Corporate
   310.615.1647
   mdickers@csc.com

   Bill Lackey
   Director, Investor Relations
   Corporate
   310.615.1700
   blackey3@csc.com

CONTACTS AT COVANSYS:

   INVESTORS
   James Trouba
   Tel: (248) 848-8896
   jtrouba@covansys.com

   MEDIA
   Dorothy Chisholm
   Tel: (248) 848-2283
   dchisholm@covansys.com

                  CSC TO ACQUIRE COVANSYS FOR $34.00 PER SHARE

            Acquisition Increases CSC's India Delivery Capabilities,
             Accelerates Development of Strategic Offshore Offerings

     EL SEGUNDO, Calif. and FARMINGTON HILLS, MI., April 25, 2007 - Computer Sciences Corporation (NYSE: CSC) and Covansys Corporation (NASDAQ: CVNS) today announced that they have entered into an agreement under which CSC will acquire Covansys for $34.00 per share in an all-cash transaction. The transaction is valued at approximately $1.3 billion, and is expected to be earnings per share neutral to CSC during the first 12 months.

     The agreement was approved by the Board of Directors of CSC. The Covansys Board of Directors, on the recommendation of a Special Committee composed

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Computer Sciences Corporation - Page 2                            April 25, 2007


entirely of independent directors, has approved the agreement and recommends that Covansys stockholders approve the merger. The transaction is expected to be completed during the second quarter of CSC's fiscal year 2008.

     "This acquisition furthers CSC's strategic goals of increasing shareholder value and growing our business both organically and by acquisition," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "With this action, we are significantly strengthening our capabilities and presence in India as well as creating an additional market channel for our industry, consulting and outsourcing solutions."

     "We believe this is an outstanding transaction for our shareholders, clients and employees," said Raj Vattikuti, President and CEO of Covansys. "CSC is at the forefront of the global IT services industry, making it an ideal partner for Covansys. This combination meets our goal of delivering significant value to our shareholders. It also creates exciting opportunities for Covansys employees while increasing our capacity to penetrate new industry verticals and deliver superior service to our existing clients. I look forward to working with the new combined team."

     "With this action, we have significantly accelerated our India offshore business plan with the addition of a U.S. and international direct sales force," said CSC President and Chief Operating Officer Mike Laphen. "The CSC-Covansys combination reinforces our commitment to continuing to build a strong offshore platform, and offers a broad range of capabilities to our clients that can be serviced directly from India or through our existing businesses."

     Both Covansys and CSC's operations in India have been ranked among the top 10 places to work for IT professionals in India. The acquisition nearly doubles the size of CSC's workforce in India to approximately 14,000.

     The agreement requires approval by the holders of a majority of the outstanding Covansys shares and is subject to customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

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Computer Sciences Corporation - Page 3                            April 25, 2007


Advisors

     Gibson, Dunn & Crutcher LLP is acting as legal advisor to CSC. UBS Securities LLC is acting as financial advisor and has affirmed the fairness of the transaction to the Board of Directors of CSC.

     Butzel Long is acting as legal advisor to Covansys. Credit Suisse is acting as financial advisor and delivered a fairness opinion to the special committee of the Board of Directors of Covansys, and Katten Muchin Rosenman LLP is acting as the special committee's legal advisor.

About Covansys

     Covansys, headquartered in Farmington Hills, Mich., is an information technology (IT) services company specializing in industry-specific solutions, strategic outsourcing and integration services. Covansys has revenues of $455.5 million for the 12 months ended Dec. 31, 2006 and nearly 9,000 employees worldwide. More than 70 percent of Covansys' resources are based in India.

     Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in integrating offshore capabilities into its offerings.

     Covansys India has approximately 6,400 employees in locations including Bangalore, Chennai, Vadodara and Mumbai. India operations began in 1991 and now occupy 550,000 square feet, aggregating one of the largest offshore facilities among U.S.-based consulting and technology services firms.

About CSC

     Computer Sciences Corporation is one of the world's leading information IT services companies. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

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Computer Sciences Corporation - Page 4                            April 25, 2007


     With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company's Web site at www.csc.com.


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